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                                                                     Exhibit 5.1
                                  May 6, 1996

Sheffield Exploration Company, Inc.
1801 Broadway, Suite 600
Denver, CO 80202

Gentlemen:

         Reference is made to the registration statement on Form S-4, filed with the Securities and Exchange Commission (the "Commission") on May 6, 1996 by Sheffield Exploration Company, Inc., a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the Act"), 20,574,857 shares of the Company's common stock, $0.01 par value (the "Common Stock").

         As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of the Common Stock to be sold by the Company pursuant to the prospectus contained in the Registration Statement (the "Prospectus") have been validly authorized for issuance and, when issued, will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

         We do not express an opinion on any matters other than those expressly set forth in this letter.

                             Very truly yours,

                             Davis, Graham & Stubbs LLP